Exhibit 1.1

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

AMERICANWEST BANCORPORATION,

as Borrower,

and

SKBHC HAWKS NEST ACQUISITION CORP.,

as Lender

Dated as of October 28, 2010

i

	6.4	Fundamental Changes	20
	6.5	Dispositions	20
	6.6	Change In Nature Of Business	21
	6.7	Transactions With Affiliates	21
	6.8	Accounting Changes	21
	6.9	Partnerships, Etc.	21
	6.10	Speculative Transactions	21
	6.11	Formation Of Subsidiaries	21

SECTION 7. EVENTS OF DEFAULT			21

	7.1	Events of Default	21
	7.2	Application of Proceeds	24

SECTION 8. MISCELLANEOUS			24

	8.1	Amendments and Waivers	24
	8.2	Notices	25
	8.3	No Waiver; Cumulative Remedies	25
	8.4	Survival of Representations and Warranties	25
	8.5	Payment of Expenses and Taxes	25
	8.6	Payments Set Aside	26
	8.7	Successors and Assigns; Assignments	26
	8.8	Set-off	27
	8.9	Counterparts	27
	8.10	Severability	27
	8.11	Integration	27
	8.12	GOVERNING LAW	27
	8.13	Submission To Jurisdiction; Waivers	27
	8.14	Acknowledgements	28
	8.15	Releases of Liens	28
	8.16	WAIVERS OF JURY TRIAL	28
	8.17	Regulatory	29

SCHEDULES:

6.2	Existing Debt*

EXHIBITS:

A	Form of Loan Notice*
B	Form of Security Agreement
C	Form of Note*
D	Order*
E	Initial Budget*

*	Intentionally omitted

ii

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of October 28, 2010, among AmericanWest Bancorporation, a Washington corporation and a debtor and debtor in possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), and SKBHC Hawks Nest Acquisition Corp., as lender (together with its successors and assigns, the “Lender”).

PRELIMINARY STATEMENTS

1. On October 28, 2010 (the “Filing Date”), Borrower filed voluntary petitions with the Bankruptcy Court initiating the Case and have continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

2. Borrower has requested that the Lender provide a term loan facility to Borrower in an aggregate principal amount not to exceed the Commitment (as defined herein).

3. The proceeds of the Loan will be used (i) to pay post-Filing Date related fees and expenses associated with negotiation, execution and delivery of this Agreement and the other Loan Documents, (ii) for working capital and other general corporate purposes of the Borrower not materially inconsistent with the aggregate disbursement contemplated in the Budget and to the extent not prohibited hereunder, (iii) to pay fees and expenses of the Borrower’s advisors and the advisors to any Creditors’ Committee, in each case associated with the Case and (iv) to make any other payments permitted to be made in the Order or in the First Day Orders or by the Bankruptcy Court to the extent not prohibited by this Agreement or otherwise consented by the Lender.

4. To provide security for the repayment of all obligations of the Borrower hereunder and under the other Loan Documents, the Borrower will provide to the Lender the following (all as more fully described herein):

a.	pursuant to Section 364 (c)(1) of the Bankruptcy Code and the Order, as applicable, a Superpriority Claim in the Case having priority over any claims of any entity, including, without limitation, any claims specified in or ordered pursuant to Sections 105, 326, 330, 331, 503(b), 506(c), 507, 726, 1113, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out (as defined herein),

b.	pursuant to Section 364(c)(2) of the Bankruptcy Code and the Order, as applicable, a perfected first priority Lien on all unencumbered property and assets of the Borrower of any kind (other than Avoidance Actions and the proceeds therefrom), subject only to the Carve-Out,

c.	pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected Lien on the property of the Borrower as more fully described herein subject to (i) Liens for taxes not yet due and payable, (ii) mechanic’s, materialmen’s, warehousemen’s or similar Liens that arise by operation of law, (iii) post-petition Capital Lease Obligations or purchase money financings permitted to be entered into hereunder (the Liens described in clauses (i) through this clause (iii), being “Permitted Liens”), and (iv) the Carve-Out.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: as defined in the preamble hereto.

“Applicable Rate”: 9.00% per annum; provided that if the Scheduled Maturity is extended to December 27, 2010, 10.0% per annum for the period from December 12, 2010 through December 27, 2010.

“Assignee”: as defined in Section 8.7.

“Audited Financial Statements”: the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Avoidance Actions”: claims and causes of action arising under sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy Code.

“Bank”: AmericanWest Bank, a Washington state chartered bank that operates in Eastern and Central Washington and Northern Idaho under its legal name, and in Utah under the name “Far West Bank”.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”: the United States Bankruptcy Court for the Eastern District of Washington.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Budget”: initially, the consolidated cash flow projections for the Borrower for the 13-week period ending January 27, 2011 attached hereto as Exhibit E, as such projections are updated from time to time pursuant to Section 5.4(a).

“Business”: the business currently carried on by the Bank and its Subsidiary.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out”: as defined in Section 2.9.

“Carve-Out Trigger Notice”: as defined in Section 2.9.

“Case”: the case of Borrower currently pending under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash Collateral”: “cash collateral” as such term is defined in Section 363(a) of the Bankruptcy Code, or any successor provision.

“Closing Date”: as defined in Section 2.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the “Collateral” referred to in the Order or the other Security Documents and all of the other property and assets that are or are intended under the terms of the Order or the other Security Documents to be subject to Liens in favor of the Lender.

“Commitment”: the obligation of the Lender to make Loan to the Borrower in an aggregate principal amount up to $2,000,000.

“Commitment Period”: the period from and including the day after the date of this Agreement to November 15, 2010.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Creditors’ Committee”: any official committee appointed in the Case.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition” or “Dispose”: (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any Capital Stock owned by the Borrower, or any notes or accounts receivable or any rights and claims associated therewith and (b) the issuance of Capital Stock by any Subsidiary of the Borrower to any Person other than the Borrower.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Facility”: the Commitment and the Loans made thereunder.

“Filing Date” as defined in the recitals hereto.

“First Day Orders”: as defined in Section 4.1(e).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Interest Payment Date”: (a) the last Business Day of each calendar month while any Loan is outstanding and the Maturity Date, and (b) the date of any repayment or prepayment of any Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” as defined in the preamble hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: an extension of credit by the Lender to the Borrower pursuant to Section 2.1.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Notice”: a notice of a borrowing substantially in the form of Exhibit A.

“Material Adverse Effect”: means (a) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on (1) the business, assets, liabilities (including deposit liabilities), profits, condition (financial or otherwise) or results of operations of the Borrower or its Subsidiary or the Business (as applicable), taken as a whole, or (2) the ability of the Borrower to timely consummate the transactions contemplated by this Agreement; or (b) any other act or omission which would materially impair the ability to operate the Business in the Ordinary Course; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) changes in GAAP or regulatory accounting requirements, (ii) changes in laws, rules or regulations of general applicability to companies in the U.S. banking industry, (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the U.S. banking industry, (iv) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Borrower on or after the date hereof, (v) the suspension of trading in securities generally on the OTC Bulletin Board, (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (vii) any changes made by the Borrower or its Subsidiary in the Business or other actions taken, delayed or omitted to be taken by the Borrower or its Subsidiary at the written request or with the prior written consent of the Lender, and (viii) with respect to the Subsidiary, any pre-Closing Date restrictions or conditions imposed as a result of the Regulatory Directives to which the Subsidiary is a party as of the date of this Agreement; except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are materially disproportionately adverse to the business, assets, liabilities (including deposit liabilities), profits, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiary or the Business (as applicable), taken as a whole, as compared to other similarly situated companies in the U.S. banking industry.

“Maturity Date”: the earlier of (a) the Scheduled Maturity Date and (b) the date on which the Loan becomes due and payable pursuant to Section 7.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Excluded Taxes”: as defined in Section 2.7.

“Note”: a promissory note in the form of Exhibit C, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loan) the Loan, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender, that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Order”: the order of the Bankruptcy Court in the Case in substantially the form attached hereto as Exhibit D authorizing and approving this Credit Agreement and the other Loan Documents under Sections 364(c) and (d) of the Bankruptcy Code and entered at or after a final hearing, in form and substance satisfactory to the Lender and the Borrower.

“Ordinary Course of Business” or “in the Ordinary Course”: the conduct of the Business in substantially the same manner as the Business was operated on the date of this Agreement, including operations in conformance with the Bank’s practices and procedures as of such date.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”: as defined in the recitals hereto.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization”: means a plan or plans or reorganization in respects of the Case.

“Professionals”: as defined in Section 2.9.

“Professional Expense Cap”: as defined in Section 2.9.

“Properties”: the facilities and properties owned, leased or operated by the Borrower.

“Quarterly Financial Statements”: means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2010.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulatory Directives”: as defined in Section 3.1.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Bylaws and Certificate of Incorporation or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of the Borrower as an authorized signatory of any certificate or other document to be delivered hereunder.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations” as defined in the Security Agreement.

“Scheduled Maturity Date”: December 12, 2010; provided, however that upon written request by the Borrower to the Lender no less than 10 days prior to the then applicable Scheduled Maturity Date, the then applicable Scheduled Maturity Date shall be extended to December 27, 2010 but only if each of the following conditions is satisfied:

(a) no Default or Event of Default shall have occurred and be continuing on the then applicable Scheduled Maturity Date;

(b) as of the then applicable Scheduled Maturity Date, all representations and warranties of the Borrower in the Loan Documents shall be true and correct in all material respects (except those representations and warranties made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(c) on or immediately prior to the then applicable Scheduled Maturity Date, the Borrower shall have paid to the Lender a fee in an amount equal to 2.0% of the Loan then outstanding.

On the then applicable Scheduled Maturity Date, the Borrower shall submit to the Lender a certificate in form and substance reasonably satisfactory to the Lender certifying that each of the foregoing conditions has been satisfied.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Agreement”: the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit B.

“Security Documents”: the collective reference to the Security Agreement, the Order, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Superpriority Claim”: a claim under Section 364(c)(1) of the Bankruptcy Code against Borrower in the Case which is an administrative expense claim having priority over any or all administrative expenses, including, without limitation, administrative expenses of the kind specified in Sections 503(b), 506(c) or 507(b) of the Bankruptcy Code.

“Tax Sharing Agreement” that certain tax sharing agreement, dated as of January 22, 2010, among the Borrower and certain of its affiliates as in effect on the date hereof.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“UST”: the United States Trustee appointed to serve in the Case.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings set forth herein when such terms are used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENT

2.1 Commitment. Subject to the satisfaction of the conditions set forth in Section 4.1, the Lender agrees to make a Loan to Borrower on one occasion (the date of such loan, the “Closing Date”) during the Commitment Period in a principal amount not to exceed the Commitment. The Lender’s Commitment shall terminate immediately and without further action upon the earlier of the funding of all or any portion of the Lender’s Commitment on the Closing Date and the date Commitment Period expires.

2.2 Procedure for Borrowing. Borrower shall deliver to Lender a fully executed Loan Notice no later than 10:00 a.m. (New York City time) on the Closing Date specifying the amount to be borrowed, in an amount not to exceed the Commitment. The Lender shall make the Loan available to Borrower not later than 3:00 p.m. (New York City time) on such date by wire transfer of same day funds in Dollars to such account as Borrower specifies in the Loan Notice.

2.3 Repayment of the Loan. The Loan of the Lender shall mature on the Maturity Date and shall be indefeasibly repaid in full in immediately available funds on the Maturity Date.

2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender no later than 10:00 A.M., New York City time, one Business Day prior thereto, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loan shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

2.5 Interest Rates and Payment Dates. Each Loan shall bear interest at a rate per annum equal to the Applicable Rate. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

(a)(i) On or prior to the Maturity Date, if any Default or Event of Default shall occur, the Loan (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (ii) after the Maturity Date, the Loan shall bear interest at a rate per annum equal to the rate then applicable to the Loan under the Facility plus 2% and (iii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loan under the Facility plus 2%, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such non-payment until such amount is indefeasibly paid in full in immediately available funds (as well after as before judgment).

(b) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.

2.6 Pro Rata Treatment and Payments. Amounts prepaid on account of the Loan may not be reborrowed.

(a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender at the office of the Lender specified in Section 8.2 (or such other office as may be specified from time to time by the Lender by written notice to the Borrower), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

2.7 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement, except to the extent that the Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(a) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(c) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

2.8 Notes. Upon request of the Lender, the Borrower shall execute and deliver a Note to the Lender in the amount of the Loan held by the Lender.

2.9 Priority and Liens.

(a) Superpriority Claims and Liens. Borrower hereby covenants, represents and warrants that, upon entry of the Order, the Obligations of Borrower under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed superpriority administrative expense claims in the Case having priority over all other costs and expenses of the kind specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of Borrower that is not subject to post-petition Permitted Liens (other than Avoidance Actions and the proceeds therefrom); and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of Borrower that is subject to post-petition Permitted Liens, junior to such Permitted Liens; in the case of each of clauses (i) through (iii) subject only to on and after delivery of notice by the Lender to the Borrower (and its counsel), the UST and counsel to the Creditors’ Committee, if applicable, that an Event of Default has occurred and is continuing and the Lender desires to trigger the Carve-Out (a “Carve-Out Trigger Notice”), the Carve-Out (as defined below); provided that, except as otherwise provided in the Order, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of Borrower owing to the lender, agents or indemnified parties under this Agreement. “Carve-Out” means the (a) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a), (b) unpaid and allowed fees and expenses of professional persons, retained by the Borrower or any Creditors’ Committee (collectively, the “Professionals”), in each case, incurred on and prior to delivery of a Carve-Out Trigger Notice and (c) unpaid and allowed fees and expenses of Professionals incurred subsequent to delivery of a Carve-Out Trigger Notice, in an aggregate amount not to exceed $250,000 (the “Professional Expense Cap”). For the avoidance of doubt, the Professional Expense Cap shall only apply after the delivery of a Carve-Out Trigger Notice. The Professional Expense Cap shall be reduced, dollar for dollar, by the amount of any fees, costs and expenses incurred and paid to Professionals subsequent to delivery of a Carve-Out Trigger Notice. The Lender agrees that Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out prior to the delivery of a Carve-Out Trigger Notice. The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Lender to object to the allowance and payment of such amounts.

(b) Real Property. Subject in all respects to the terms of the Order, the priorities set forth in Section 2.9(a) above and to the Carve-Out, Borrower grants to the Lender a security interest in, and mortgage on, all of the right, title and interest of Borrower in all real property owned by Borrower (including leasehold interests), together in each case with all of the right, title and interest of Borrower in and to all buildings, improvements, and fixtures related thereto, all general intangibles relating thereto and all proceeds thereof. Borrower shall acknowledge that, pursuant to the Order, the

Liens in favor of the Lender of such real property shall be perfected without the recordation of any instruments of mortgage or assignment. Borrower agrees that upon the reasonable request of the Lender, Borrower shall promptly enter into separate mortgages on owned real property in recordable form with respect to such properties on terms reasonably satisfactory to the Lender.

(c) Set-Off. Subject to Section 7 hereof, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, withholding and tax accounts) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower under the Loan Documents, whether or not such obligations are then due. The Lender shall notify the Borrower of such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 2.9(c) are in addition to other rights and remedies which such they may have upon the occurrence and during the continuance of any Event of Default under the Loan Documents or the Order.

(d) Discharge. Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Lender pursuant to the Order, and described in Section 2.9(a) and the Liens granted to the Lender pursuant to the Order, and the Security Documents shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

(e) In the event and to the extent that the provisions of this Section 2.9 shall conflict with what is set forth in the Order, the Order shall govern.

2.10 Security. Upon entry of the Order, as security for the prompt payment and performance of all Secured Obligations of Borrower, Borrower has granted, in accordance with the provisions of the Security Documents applicable to Borrower and the Order, to the Lender a security interest in all of its right, title and interest in and to all of its Collateral. In the event and to the extent that the provisions of this Section 2.10 shall conflict with what is set forth in the Order, the Order shall govern.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loan the Borrower hereby represents and warrants to the Lender that:

3.1 Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the entry of the Order, has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct its business in a manner in which its business is now being conducted, (c) is duly qualified as a bank holding company under the Bank Holding Company Act of 1956, as amended, (d) is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (e) except for the Borrower’s non-compliance with certain regulatory agency directives, notices, agreements, and other understandings, including without limitation the Written Agreement, dated September 15, 2009, between the Borrower and the Federal Reserve Board (collectively, the “Regulatory

Directives”), is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Power; Authorization; Enforceable Obligations. Subject to the entry of the Order, the Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. Other than Bankruptcy Court approval and any approvals required pursuant to any Regulatory Directive (which have been obtained prior to the making of the Loan), no Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings to perfect Liens granted under the Security Documents. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution and upon entry of the Order, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3 No Legal Bar. Subject to the entry of the Order and the receipt of any approvals required pursuant to any Regulatory Directive (which shall have occurred prior to the making of the Loan), (i) the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) and (ii) no Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

3.4 No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect, except with respect to any obligations under the Regulatory Directives. No Default or Event of Default has occurred and is continuing.

3.5 Federal Regulations. No part of the proceeds of the Loan, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.6 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness, except for any such limitations imposed under the Regulatory Directives.

3.7 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.8 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein; it being understood that the Audited Financial Statements contain a going concern qualification.

(b) The Quarterly Financial Statements, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; it being understood that the Quarterly Financial Statements contain a going concern qualification.

(c) Since the date of this Agreement, there has been no change, event, circumstance or development that, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Budget delivered to the Lender pursuant to Section 4.1(f) or most recently pursuant to Section 5.4(a) was prepared in good faith on the basis of the assumptions and qualifications stated therein, which assumptions and qualifications were reasonably believed by the Borrower to be fair in light of the conditions existing at the time of delivery of such Budget and at the Closing Date, as applicable, and represented, at the time of delivery, the Borrower’s best estimate of its future financial needs (it being understood and agreed that projections, forecasts and budgets, whether delivered on, before or after the Closing Date and whether delivered pursuant to this Section or any other provision in this Agreement or the other Loan Documents, are not be viewed as facts and are by their nature speculative and uncertain, subject to significant contingencies and are not a guarantee of financial performance and that actual results may differ from the Budget and the projections therein and such variations may be material).

3.9 Ownership Of Property; Liens; Investments.

(a) The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of the Borrower is not subject to any Liens, other than Liens permitted by Section 6.1.

3.10 Secured Superpriority Obligations. On and after the Closing Date and the entry of the Order, the Order and the Loan Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.9 of this Agreement and the Order (it being understood and agreed that in the event and to the extent that the provisions of Section 2.9 shall conflict with what is set forth in the Order, the Order shall govern). The Order is in full force and effect and has not been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of the Lender.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Loan. The agreement of the Lender to extend the Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) The Lender shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated on or prior to the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) each in form and substance satisfactory to the Lender and in such number of copies as may be requested by the Lender:

(i) duly executed counterparts of this Agreement,

(ii) the Security Agreement, duly executed by the Borrower, together with:

(A)	certificates representing the Pledged Interests referred to in the Security Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank.

(B)	acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Lender may reasonably deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)

copies of Uniform Commercial Code, tax and judgment lien searches with respect to the Borrower in each of the jurisdictions where the Borrower is located (within the meaning of Section 9-307 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction), dated on or before the Closing Date, together with copies of all such filings disclosed by such search;

(iii) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and duly executed certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing and in good standing in the jurisdiction where it is formed;

(v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.1(i) and (j) have been satisfied and (B) as of the Closing Date, since September 30, 2010, there has been no change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and

(vi) a Loan Notice.

(b) The Borrower shall have paid all accrued fees and expenses of the Lender (including the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP) on or before the Closing Date pursuant to Section 8.5.

(c) All governmental authorizations and all third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; all applicable governmental filings shall have been made and all applicable waiting periods in connection with the transactions contemplated hereby shall have expired without, in either case, any action being taken by any Governmental Authority, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby. All approvals required pursuant to any Regulatory Directive shall have been obtained (without the imposition of any burdensome conditions on (x) the execution, delivery and performance of the Loan Documents or (y) the exercise of any rights or remedies of the Lender under the Loan Documents) and shall remain in effect.

(d) The Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.

(e) All of the “first day orders” and related orders submitted on or about the date of the commencement of the Case shall be in form and substance reasonably satisfactory to the Lender and the Borrower and, as entered, shall not deviate from the form thereof approved by the Lender in any material respect which is adverse to the interests of the Lender (such orders hereinafter being referred to as “First Day Orders”; it being understood and agreed that notwithstanding anything herein to the contrary, the relief sought in all such First Day Orders approved by the Lender shall be permitted herein and the consent of the Lender to such relief therein shall be deemed to have been obtained).

(f) The Lender shall have received the initial Budget.

(g) The Lender shall have received, at least one Business Day prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(h) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(i) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or Obligations or other amounts are owing to the Lender hereunder or under the other Loan Documents, the Borrower shall:

5.1 Further Assurances. At any time or from time to time upon the request of the Lender, at the expense of the Borrower, promptly execute, acknowledge and deliver such additional instruments, certificates or documents, and do all such other acts and things as the Lender may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, of providing for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization (to the extent the Borrower is permitted by applicable law to do so). The Borrower shall fully preserve or cause to be fully preserved the Liens granted by the Security Documents. The Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.1 (including reasonable attorneys’ fees and disbursements) by the Lender shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.

5.2 Use Of Proceeds. Use the proceeds of the Loan (a) to pay fees and expenses associated with negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) for working capital and other general corporate purposes of the Borrower not materially inconsistent with the aggregate disbursement contemplated in the Budget and to the extent not prohibited hereunder, (c) to pay fees and expenses of the Borrower’s advisors and the advisors to any Creditors’ Committee, in each case associated with the Case subject to the restrictions thereon set forth in the Order and (d) to make any other payments permitted to be made in the Order or in the First Day Orders, or by the Bankruptcy Court to the extent not prohibited by this Agreement or the Order or otherwise consented by the Lender.

5.3 Preservation Of Existence; Business, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks; and (d) maintain and operate its business in substantially the manner in which it is presently conducted and operated.

5.4 Budgets; Financial Information; Default Notices. Deliver to the Lender, in form satisfactory to the Lender:

(a) not later than Wednesday of each week (or if such day is not a Business Day, the next succeeding Business Day), an updated Budget for the immediately following 13-week period, together with a flash report as to the actual performance of the prior week ending Friday and a comparison of the actual performance for such week against the forecast for such week in the previous Budget, in each case with written explanations of material variances;

(b) promptly upon request by the Lender, such consolidated balance sheets of the Borrower and its Subsidiaries, related consolidated statements of income or operations, shareholders’ equity, and cash flows, cash balance reports or any other financial reports as requested by the Lender; and

(c) promptly (and in any event within two Business Days) provide written notice to the Lender of the occurrence of any Default or Event of Default, describing the nature of such Default or Event of Default and any remedial actions being taken with respect thereto.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or other Obligations or other amounts are owing to the Lender hereunder or under any other Loan Document, the Borrower shall not directly or indirectly:

6.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document and the Order;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) landlords’, carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which, to the extent not subject to Section 362 of the Bankruptcy Code, are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred or arising in the ordinary course of business.

6.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents; and

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.2.

6.3 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower in the form of cash or cash equivalents;

(b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(c) Investments existing on the date hereof.

6.4 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

6.5 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property or property no longer used or useful in the business of the Borrower, whether now or hereafter owned or leased, in the ordinary course of business of such Person;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment, software or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrower in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;

(e) the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice; and

(f) sale, exchange or other disposition of cash and cash equivalents in the ordinary course of business;

provided, however, that any Disposition pursuant to Section 6.5(a) through (f) shall be for fair market value.

6.6 Change In Nature Of Business. Engage in any line of business different from those lines of business conducted by the Borrower on the date hereof.

6.7 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement.

6.8 Accounting Changes. Make any change in (i) accounting policies or reporting practices in a manner that could materially affect the results of computation of any financial ratio or data for a given reporting period, except (x) as required by generally accepted accounting principles, (y) as required for compliance with the Sarbanes-Oxley Act or (z) as pre-approved by the Lender, or (ii) fiscal year.

6.9 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture.

6.10 Speculative Transactions. Engage in any transaction involving any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including caps and collars with respect to interest rates, currency exchange rates or commodity prices) or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

6.11 Formation Of Subsidiaries. Organize or invest in any new Subsidiary.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within two days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.9 or 2.10, Section 5 or Section 6; or

(d) the Borrower shall default in the observance or performance of any provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of five days after notice to the Borrower from the Lender; or

(e) the Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loan and any payments related to accelerated junior subordinated debentures) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) the Borrower shall default in the observance or performance of the Tax Sharing Agreement and such default shall continue unremedied for a period of five days after notice to such the Borrower from the Lender;

(g) the Borrower becomes unable or admits in writing its inability or fails to generally to pay its debts incurred postpetition as they become due; or

(h)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 5 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k) an order (which has not been stayed) with respect to the Case shall be entered by the Bankruptcy Court appointing, or the Borrower shall file an application for an order with respect to the Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(l) an order with respect to the Case shall be entered by the Bankruptcy Court converting the Case to a Chapter 7 case or the Borrower shall file a motion or not oppose a motion seeking such relief, unless such motion is consented to by the Lender; or

(m) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral of the Borrower which has a value in excess of $500,000 in the aggregate or permits any third party to commence or continue any litigation against the Borrower involving a potential liability not covered by insurance in excess of $500,000 in the aggregate; or

(n) an order with respect to the Case shall be entered by the Bankruptcy Court without the express prior written consent of the Lender (i) to revoke, reverse, stay, modify, supplement or amend the Order, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower equal or superior to the priority of the Lender in respect of the Obligations, except for allowed administrative expenses to the extent set forth in the Order, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien or any Lien in favor of the Lender; or

(o) the Borrower shall make any payment of principal or interest or otherwise on account of any prepetition Indebtedness or trade payable (excluding payments effected by a setoff of obligations as permitted by Section 553 of the Bankruptcy Code) in excess of $10,000 without the express prior written consent of the Lender and the approval of the Bankruptcy Court other than Permitted Adequate Protection Payments or as provided for in any First Day Orders; or

(p) the Borrower shall file a motion in the Case (i) to use Cash Collateral of the Lender under Section 363(c) of the Bankruptcy Code without the express prior written consent of the Lender (it being understood and agreed that the Lender consents to the proposed use of Cash Collateral on the terms and conditions set forth in the form of Order attached hereto), (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Lender or its rights and remedies hereunder or under any of the other Loan Documents or the Lender’s interest (as lender under the Loan Documents) in any of the Collateral; or

(q) an order shall be entered by the Bankruptcy Court dismissing the Case which does not contain a provision for termination of the Commitment, and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents upon entry thereof; or

(r) the Asset Purchase Agreement, dated as of October 27, 2010, between the Borrower and the Lender is terminated;

then, Lender may, by five (5) Business Days’ prior written notice to the Borrower (with a copy to counsel for the Borrower, counsel for the Creditors’ Committee, the UST and the Bankruptcy Court), declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower. In the event and to the extent that the provisions of this Section 7.1 conflict with what is set forth in the Order, the Order shall govern. Notwithstanding the foregoing, any Event of Default under clause (o) above may be cured through the return to the Borrower, within five days following notice from the Lender of such Event of Default, of all sums paid which constitute or caused an Event of Default under clause (o) above. Upon the return of all such sums, the Borrower shall provide notice thereof to the Lender, along with such other evidence the Lender may reasonably require to confirm that such payment has been made to the Borrower, and upon delivery of such items such Event of Default shall then be cured and cease to be in effect or continuing.

7.2 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Lender may at any time apply (a) all payments received by the Lender under the Loan Documents, whether from the Borrower or otherwise and (b) all or any part of proceeds constituting Collateral, in payment of the Obligations in the following order:

(a) first, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Lender thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with Section 8.5 and the other terms of this Agreement and the Loan Documents;

(b) second, thereafter, to the payment of all other Obligations; and

(c) third, thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 8. MISCELLANEOUS

8.1 Amendments and Waivers. No amendment, supplement, modification or waiver of any of the provisions of this Agreement or any other Loan Document shall be deemed to be made unless the same shall be in writing signed on behalf of the Borrower and the Lender and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lender and all future holders of the Loan. In the case of any waiver, each of the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	AmericanWest Bancorporation 41 W. Riverside Avenue, Suite 300 Spokane, Washington 99201 Attention: Jay B. Simmons, Esq. Facsimile No.: (509) 465-9681 Telephone: (509) 467-6993
Lender:	SKBHC Hawks Nest Acquisition Corp. c/o SKBHC Holdings LLC 8723 E Via De Commercio Scottsdale, Arizona 85258 Attention: Scott A. Kisting Facsimile No.: (480) 315-8796 Telephone: (480) 315-8796

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and other extensions of credit hereunder.

8.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower from time to time as the Lender shall deem appropriate, in an aggregate amount not to exceed $100,000, (b) to pay or reimburse the Lender for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender, and the officers, directors, trustees, employees, agents, advisors and Affiliates of the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower or any other Person), including any of the foregoing relating to the use of proceeds of the Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 8.5 shall survive repayment of the Loan and all other amounts payable hereunder.

8.6 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.7 Successors and Assigns; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement with notice to the Borrower.

8.8 Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrower, as the case may be. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender or any Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

8.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

8.13 Submission To Jurisdiction; Waivers.

(a) SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR

FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lender does not have a fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

8.15 Releases of Liens. At such time as the Loan and the other Obligations under the Loan Documents shall have been indefeasibly paid in full in immediately available funds and the Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lender and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

8.16 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17 Regulatory. The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with applicable law.

(Remainder of page left blank intentionally)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICANWEST BANCORPORATION

By:	/s/ Patrick J. Rusnak
	Name:	Patrick J. Rusnak
	Title:	President and CEO

LENDER: SKBHC HAWKS NEST ACQUISITION CORP.

By:	/s/ Scott A. Kisting
Name:	Scott A. Kisting
Title:	President and CEO

EXHIBIT B

FORM OF SECURITY AGREEMENT

SUPERPRIORITY DEBTOR-IN-POSSESSION SECURITY AGREEMENT

Dated [            ], 2010

between

AMERICANWEST BANCORPORATION

and

SKBHC HAWKS NEST ACQUISITION CORP.,

as Lender

T A B L E O F C O N T E N T S

Schedules

Schedule I	-	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	-	Pledged Interests and Pledged Debt
Schedule III	-	Changes in Name, Location, Etc.
Schedule IV	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule V	-	Account Collateral

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement

SUPERPRIORITY DEBTOR-IN-POSSESSION SECURITY AGREEMENT

SECURITY AGREEMENT dated [            ], 20101 between AmericanWest Bancorporation, a Washington corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”) and SKBHC Hawks Nest Acquisition Corp., as lender (together with its successors and assigns, the “Lender”).

PRELIMINARY STATEMENTS.

(1) The Borrower has entered into a Superpriority Debtor-in-Possession Credit Agreement dated as of October 28, 2010 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lender.

(2) Pursuant to the Credit Agreement, the Borrower is entering into this Agreement in order to grant to the Lender a security interest in the Collateral (as hereinafter defined).

(3) The grant of the security interest, pledge and Lien contained herein has been authorized and granted pursuant to the Bankruptcy Code by the Order.

(4) To supplement the Order without in any way diminishing or limiting the effect of the Order or the security interest, pledge and Lien granted thereby, the parties hereto desire to more fully evidence such security interest, pledge and Lien.

(5) The Borrower is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Interests”) set forth opposite the Borrower’s name on and as otherwise described in Schedule II hereto and issued by the Persons named therein.

(6) The Borrower has opened deposit accounts (the “Deposit Accounts”) with banks, in the name of the Borrower and subject to the terms of this Agreement, as described in Schedule V hereto.

(7) It is a condition precedent to the making of Loan by the Lender under the Credit Agreement that the Borrower shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(8) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-

[1]	The Closing Date.

perfection or priority. The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bills, notes and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.15 and § 357.40 through § 357.45 and (b) to the extent substantially similar to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to make the Loan under the Credit Agreement, the Borrower hereby agrees with the Lender as follows:

Section 1. Grant of Security. The Borrower hereby grants to the Lender a security interest in the Borrower’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising, as security for the Secured Obligations (as defined below) (collectively, the “Collateral”):

(a) all equipment (any and all such property being the “Equipment”);

(b) all inventory (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e), or (f) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Interests and the certificates, if any, representing the Initial Pledged Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Interests and all subscription warrants, rights or options issued thereon or with respect thereto;

(ii) all other shares of stock and other Equity Interests from time to time acquired by or owned by the Borrower in any manner (such shares and other Equity Interests, together with the Initial Pledged Interests, being the “Pledged Interests”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto;

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(iii) all indebtedness from time to time owed to the Borrower (such indebtedness being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which the Borrower has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

(e) the following (collectively, the “Account Collateral”):

(i) the Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Deposit Accounts;

(ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Lender for or on behalf of the Borrower, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(f) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications and inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), Internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

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(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto (as such Schedule IV may be supplemented from time to time by any Intellectual Property Security Agreement executed by the Borrower and the Lender from time to time), together with, as applicable, all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which the Borrower, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(g) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Borrower pertaining to any of the Collateral; and

(h) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 1 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Lender is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided, however, that (i) the Collateral shall not include any Avoidance Actions and the proceeds and recoveries therefrom and (ii) notwithstanding anything to the contrary contained in clause (f) above, Intellectual Property Collateral shall not include intellectual property in relation to which any applicable law, regulation, agreement with a domain name registrar, or other contractual arrangement, prohibits the creation of a security interest therein or would otherwise invalidate the Borrower’s right, title or interest therein.

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Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).

Section 3. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Borrower’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Lender of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) the Lender shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall the Lender be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Lender. If an Event of Default shall have occurred and be continuing, the Lender shall have the right (i) at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (ii) at any time in its discretion and without notice to the Borrower, to transfer to or to register in the name of the Lender or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 10(a).

(b) With respect to any Security Collateral in which the Borrower has any right, title or interest and that constitutes an uncertificated security, upon reasonable request from the Lender, the Borrower will use commercially reasonable efforts to cause the issuer thereof, either (i) to register the Lender as the registered owner of such security or (ii) to agree in an authenticated record with the Borrower and the Lender that such issuer will comply with instructions with respect to such security originated by the Lender without further consent of the Borrower, such authenticated record to be in form and substance reasonably satisfactory to the Lender. With respect to any Security Collateral in which the Borrower has any right, title or interest and that is not an uncertificated security, upon the request of the Lender upon the occurrence and during the continuance of an Event of Default, the Borrower will notify each issuer of Pledged Interests pledged by the Borrower that such Pledged Interests is subject to the security interest granted hereunder.

(c) With respect to any Security Collateral in which the Borrower has any right, title or interest and that constitutes a security entitlement in which the Lender is not the entitlement holder, upon reasonable request from the Lender, the Borrower will use commercially reasonable efforts to cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Lender as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with the Borrower and the Lender that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which the Borrower has a security entitlement) originated by the Lender without further consent of the Borrower, such authenticated record to be in form and substance reasonably satisfactory to the Lender.

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(d) Upon the request of the Lender upon the occurrence and during the continuance of an Event of Default and without further order from the Bankruptcy Court, but subject to the Order, the Borrower will notify each such issuer of Pledged Debt that such Pledged Debt pledged by the Borrower is subject to the security interest granted hereunder.

(e) Without the prior written consent of the Lender, the Borrower shall not vote to enable or take any other action to cause any issuer of any Pledged Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Interests to be treated as securities for purposes of the UCC unless the Borrower shall promptly notify the Lender in writing of any such proposed election or action and shall take all steps necessary or advisable to establish the Lender’s “control” on the date such Pledged Interests are treated as securities for purposes of the UCC.

Section 5. Superpriority Claim and Liens. So long as the Loan or any other Obligation (other than indemnification Obligations for which no claims have been made) of the Borrower under any Loan Document shall remain unpaid or unsatisfied or the Lender shall have any Commitment under the Credit Agreement, the Borrower hereby covenants, represents and warrants that, upon entry of the Order, the Obligations of the Borrower under the Loan Documents shall be secured by the Liens and claims to the extent provided in the Order and Sections 2.9 and 2.10 of the Credit Agreement.

Section 6. Representations and Warranties. The Borrower represents and warrants as follows:

(a) The Borrower’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. The Borrower is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office and the office in which it maintains the copies of each Related Contract to which the Borrower is a party and all originals of all chattel paper that evidence Receivables of the Borrower, in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to the Borrower is true and accurate in all respects. The Borrower has not within the last year changed its name, location, chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule III hereto.

(b) All Security Collateral consisting of certificated securities and instruments have been delivered to the Lender to the extent required by Section 4(a).

(c) The Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, claim, option, or right of others, other than Liens permitted under the Credit Agreement and the Order. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing the Borrower or any trade name of the Borrower as debtor is on file in any recording office, except such as may have been filed in favor of the Lender relating to the Loan Documents or as otherwise permitted under the Credit Agreement and the Order.

(d) The Initial Pledged Interests pledged by the Borrower constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto.

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(e) As of the Closing Date, the Borrower has no deposit accounts, other than the Account Collateral listed on Schedule V hereto, as such Schedule V may be amended from time to time upon the reasonable request of the Lender.

(f) All filings and other actions (other than (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105 and 9-107 of the UCC and Section 16 of Uniform Electronic Transactions Act and (B) actions necessary to perfect the Lender’s security interest with respect to Collateral evidenced by a certificate of ownership) necessary to perfect, to the extent that perfection can be accomplished by such filings or other actions, the security interest in the Collateral of the Borrower created under this Agreement have been (or contemporaneously herewith will be) duly made or taken and, upon the entry by the Bankruptcy Court of the Order, are (or, upon filing or taking of such other actions, will be) in full force and effect, and upon the entry by the Bankruptcy Court of the Order and without in any way diminishing or limiting the effect of the Order, this Agreement creates in favor of the Lender a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of the Borrower, to the extent that perfection can be accomplished by such filings or actions, subject to the Carve-Out and Liens permitted under the Credit Agreement and the Order, securing the payment of the Secured Obligations. Notwithstanding the foregoing, nothing in this Agreement shall require the Borrower to make any filings or take any actions to record or perfect the security interest in any Intellectual Property Collateral outside the United States.

(g) Subject to the entry of the Order, no further authorization or approval or other action by, and no further notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by the Borrower of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by the Borrower, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest, subject to the Carve-Out and Liens permitted under the Credit Agreement and the Order), or (iii) the exercise by the Lender of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(h) Upon entry of the Order, the Borrower has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the Lien on the Collateral pursuant to, this Agreement and has taken all necessary corporate actions to authorize its execution, delivery and performance of, and grant of the Lien on the Collateral pursuant to, this Agreement.

(i) Upon the entry of the Order, the Borrower is duly authorized to execute and deliver this Agreement to the Lender, and this Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

Section 7. Further Assurances. (a) The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Borrower hereunder or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality

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of the foregoing, the Borrower will promptly with respect to Collateral: (i) if an Event of Default shall have occurred and be continuing or if requested by the Lender, and without further order of the Bankruptcy Court, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract and, at the request of the Lender, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Lender, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper individually or in the aggregate in an amount in excess of $100,000, at the reasonable request of the Lender, deliver and pledge to the Lender hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Lender; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Lender may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by the Borrower hereunder; (iv) at the reasonable request of the Lender, deliver and pledge to the Lender certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (v) at the reasonable request of the Lender, take all action necessary to ensure that the Lender has control of Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of Uniform Electronic Transactions Act; (vi) at the reasonable request of the Lender, take all action to ensure that the Lender’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (vii) at the reasonable request of the Lender, cause the Lender to be the beneficiary under all letters of credit that constitute Pledged Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the UCC; and (viii) at the reasonable request of the Lender, deliver to the Lender evidence that all other action that the Lender may reasonably deem necessary in order to perfect and protect the security interest created by the Borrower under this Agreement has been taken.

(b) The Borrower hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of the Borrower, in each case without the signature of the Borrower, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower ratifies its authorization for the Lender to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) The Borrower will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral of the Borrower and such other reports in connection with such Collateral as the Lender may reasonably request, all in reasonable detail and similar in nature and scope to other statements and schedules required under or constituting a part of this Agreement.

Section 8. Post-Closing Changes; Collections on Receivables and Related Contracts. (a) The Borrower will not change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 6(a) of this Agreement without first giving at least 15 days’ prior written notice to the Lender and taking all action reasonably required by the Lender for the purpose of perfecting or protecting the security interest granted by this Agreement. The Borrower will hold and preserve its records relating to the Collateral, including, without limitation, the Related Contracts. If the Borrower does not have an organizational identification number and later obtains one, it will forthwith notify the Lender of such organizational identification number.

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(b) Except as otherwise provided in this subsection (b), the Borrower will continue to have the right to collect, at its own expense, all amounts due or to become due the Borrower under the Receivables and Related Contracts. In connection with such collections, the Borrower may take (and, during an Event of Default at the Lender’s direction, will take) such action as the Borrower or, during an Event of Default, the Lender may deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that the Lender shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to the Borrower of its intention to do so, to notify each person obligated under any Receivables and Related Contracts (each, an “Obligor”) of the assignment of such Receivables and Related Contracts to the Lender and to direct such Obligors to make payment of all amounts due or to become due to the Borrower thereunder directly to the Lender and, upon such notification and at the reasonable expense of the Borrower, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Borrower might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by the Borrower of the notice from the Lender referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by the Borrower in respect of the Receivables and Related Contracts of the Borrower shall be received in trust for the benefit of the Lender hereunder, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Lender in the same form as so received (with any necessary indorsement) to be applied as provided in Section 15(b) and (ii) the Borrower will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon. The Borrower will not permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 9. Intellectual Property Collateral (a) The Borrower shall take all steps which it or the Lender deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks.

(b) The Borrower agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(f) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Within ten days of acquiring After-Acquired Intellectual Property, the Borrower shall give prompt written notice to the Lender identifying the After-Acquired Intellectual Property acquired, and the Borrower shall execute and deliver to the Lender with such written notice, or otherwise authenticate, an agreement, in substantially the form set forth in Exhibit A hereto (an “Intellectual Property Security Agreement”) covering the registered or applied for U.S. After-Acquired Intellectual Property, which Intellectual Property Security Agreement Supplement the Lender may record with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any other U.S. governmental authorities necessary to perfect the security interest hereunder in such registered or applied for After-Acquired Intellectual Property.

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Section 10. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of the Borrower or any part thereof for any purpose;

(ii) The Borrower shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of the Borrower if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral of the Borrower in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral of the Borrower,

shall be, and shall be forthwith delivered to the Lender to hold as, Security Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Lender, be segregated from the other property or funds of the Borrower and be forthwith delivered to the Lender as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Lender will execute and deliver (or cause to be executed and delivered) to the Borrower all such instruments as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default and without further order from the Bankruptcy Court, but subject to the Order:

(i) All rights of the Borrower (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 10(a)(i) shall, upon notice to the Borrower by the Lender, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 10(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Lender, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by the Borrower contrary to the provisions of paragraph (i) of this Section 10(b) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Lender as Security Collateral in the same form as so received (with any necessary indorsement).

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Section 11. Transfers and Other Liens; Additional Shares. (a) The Borrower agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or expressly permitted by the Order, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Borrower except for the pledge, assignment and security interest created under this Agreement and Liens permitted under Section 6.1 of the Credit Agreement or expressly permitted by the Order; provided that in no event shall any of the Security Collateral be sold, assigned or disposed of or be or become subject to a Lien (other than the Liens created under this Agreement).

(b) The Borrower agrees that it will (i) cause each issuer of the Pledged Interests pledged by the Borrower not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Interests issued by such issuer, except to the Borrower, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 12. Lender Appointed Attorney-in-Fact. Subject to the Order, the Borrower hereby irrevocably appoints the Lender the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Lender’s discretion, to take any action and to execute any instrument that the Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance claims with respect to the Collateral,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Lender may deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral.

Section 13. Lender May Perform. If the Borrower fails to perform any agreement contained herein, the Lender may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Borrower under Section 15.

Section 14. The Lender’s Duties. The powers conferred on the Lender hereunder are solely to protect the Lender’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

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Section 15. Remedies. If any Event of Default shall have occurred and be continuing, within five (5) Business Days’ prior written notice to the Borrower (with a copy to counsel for the Borrower, counsel for the Creditors’ Committee, the UST and the Bankruptcy Court) and without further order of or applicable to the Bankruptcy Court:

(a) The Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place and time to be designated by the Lender that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable; (iii) occupy any premises owned or leased by the Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Borrower in respect of such occupation; and (iv) exercise any and all rights and remedies of the Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Lender and all cash proceeds received by or on behalf of the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Lender pursuant to Section 15) in whole or in part by the Lender against, all or any part of the Secured Obligations, as set forth in Section 7.2 of the Credit Agreement. Any surplus of such cash or cash proceeds held by or on behalf of the Lender and remaining after payment in full of all of the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by the Borrower in respect of the Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Lender in the same form as so received (with any necessary indorsement).

(d) The Lender may at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account. The Lender agrees to notify the Borrower promptly after any such charge or set-off; provided that failure to give such notice shall not affect the validity of such charge or set-off.

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(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of the Borrower, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and the Borrower shall supply to the Lender or its designee the Borrower’s know-how and expertise relating to such Intellectual Property Collateral, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition, and the Borrower’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of the Borrower that relate to such Intellectual Property Collateral.

(f) If the Lender shall determine to exercise its right to sell all or any of the Security Collateral of the Borrower pursuant to this Section 15, the Borrower agrees that, upon request of the Lender, the Borrower will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Lender is authorized, in connection with any sale of the Security Collateral pursuant to this Section 15, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

(h) At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Lender may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of the Borrower (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Lender from the Borrower as a credit against the purchase price, and the Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Borrower therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale pursuant to such agreement and the Borrower shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.

(i) In the event and to the extent that the provisions of this Section 15 conflict with what is set forth in the Order, the Order shall govern.

Section 16. Indemnity and Expenses. (a) The Borrower agrees to indemnify, defend and save the Lender and each of its Affiliates and its respective officers, directors, employees, agents, sub-agents and advisors (each, an “Indemnified Party”) from, and hold harmless each Indemnified Party against, and shall pay on demand, any and all claims, damages, losses, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of counsel for any Indemnified Party) incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

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(b) The Borrower will upon demand pay to the Lender the amount of any and all reasonable documented out-of-pocket expenses, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of its counsel and of any experts and agents, that the Lender may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Borrower, (iii) the exercise or enforcement of any of the rights of the Lender or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

Section 17. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, with respect to any amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Lender to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 18. Notices, Etc. All notices, requests and demands to or upon the Lender or the Borrower hereunder shall be effected in the manner provided for in Section 8.2 of the Credit Agreement.

Section 19. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until such time as the Secured Obligations (other than indemnification Obligations for which no claims have been made) shall have been indefeasibly paid in full in immediately available funds and the Commitments have been terminated, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Lender hereunder and its respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), the Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loan owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein or otherwise, in each case as provided in Section 8.8 of the Credit Agreement.

Section 20. Release; Termination. At such time as the Secured Obligations (other than indemnification Obligations for which no claims have been made) shall have been indefeasibly paid in full in immediately available funds and the Commitments have been terminated, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Lender will, at the Borrower’s expense, promptly execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

Section 21. Execution in Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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Section 22. Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, and to the extent applicable, the Bankruptcy Code.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

AMERICANWEST BANCORPORATION

By
Name:
Title:

Security Agreement

SKBHC HAWKS NEST ACQUISITION CORP.,
as Lender

By:
Name:
Title:

Security Agreement

Exhibit A to the

Security Agreement

FORM OF

SUPERPRIORITY DEBTOR-IN-POSSESSION

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This SUPERPRIORITY DEBTOR-IN-POSSESSION INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [            ], 2010, between AmericanWest Bancorporation (the “Borrower”) and SKBHC Hawks Nest Acquisition Corp., as lender (the “Lender”).

WHEREAS, AmericanWest Bancorporation, a Washington corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, has entered into a Superpriority Debtor-in-Possession Credit Agreement dated as of October 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with SKBHC Hawks Nest Acquisition Corp., as the Lender. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of the Loan by the Lender under the Credit Agreement, the Borrower has executed and delivered that certain Superpriority Debtor-in-Possession Security Agreement dated [            ], 2010 between the Borrower and the Lender (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Borrower has granted to the Lender a security interest in the Additional Collateral (as defined in Section 1 below) of the Borrower and has agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office or other U.S. governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower agrees as follows:

SECTION 1. Grant of Security. The Borrower hereby grants to the Lender a security interest in all of the Borrower’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising, except to the extent any applicable law, regulation, agreement with a domain name registrar or other contractual arrangement prohibits the creation of a security interest therein or would otherwise invalidate the Borrower’s right, title or interest therein (the “Additional Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

Security Agreement

(iii) the copyright registrations and applications set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing (as applicable), all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Supplement to Security Agreement. Schedule IV to the Security Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.

SECTION 3. Security for Obligations. The grant of a security interest in, the Additional Collateral by the Borrower under this IP Security Agreement secures the payment of all Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 4. Recordation. The Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 5. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. The Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Lender with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. If there is a conflict between this IP Security Agreement and the Security Agreement, the terms and provisions of the Security Agreement shall control.

SECTION 7. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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Security Agreement

IN WITNESS WHEREOF, each of the undersigned have caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

Address for Notices:	AmericanWest Bancorporation
41 W. Riverside Avenue, Suite 300
Spokane, Washington 99201
By
Name:
Title:

Security Agreement

SKBHC HAWKS NEST ACQUISITION CORP.,
as Lender

By
Name:
Title:

Security Agreement